Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
WHITING PETROLEUM CORPORATION

Whiting Petroleum Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.           That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider such amendment at the next annual meeting of the Corporation. The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that an amendment to the Restated Certificate of Incorporation of the Corporation to delete the existing paragraph (a) of Article FOURTH and insert in lieu thereof the following is hereby adopted and approved for and on behalf of the Corporation and proposed for submission to the Corporation’s stockholders:

“(a)           Authorized Capital Stock.  The total number of shares of stock which the Corporation shall have authority to issue is 305,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of common stock, each having a par value of $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, each having a par value of $0.001 per share (the “Preferred Stock”).”

2.           That pursuant to a resolution of the Board of Directors the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the GCL at which meeting the necessary number of shares as required by the GCL were voted in favor of the amendment.

3.           That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf this 3rd day of May, 2011.

By:	/s/ Bruce R. DeBoer
Name:	Bruce R. DeBoer
Title:	Vice President, General Counsel and Corporate Secretary